      Exhibit 10(2)

September 9, 1996

Mr. Ramesh Punwani
Vice President - Finance and
 Chief Financial Officer
Tower Air, Inc.
Hangar 17
John F. Kennedy International Airport
Jamaica, New York  11430

Dear Ramesh:

Pursuant to our discussions, this will confirm the terms of your employment as Vice President-Finance and Chief Financial Officer of Tower Air.

     Your base pay will be $200,00 per year.

     You will be eligible for all company benefits available to company officers.

     You will be eligible to participate in the Tower Air 1993 Long-Term Incentive Plan which, in your case, will provide for issuance of stock options for 75,000 shares. A separate agreement will specify the terms under which such options will be issued. These will include vesting over three years, with 25,000 options vesting on each of your anniversaries of employment with the company. They will also specify that you will have the choice of accepting these benefits as Incentive Stock Options or as Stock Appreciation Rights.

     You will be eligible to participate in the Company's Executive Annual Incentive Plan.

     If you voluntarily terminate your employment with the company or if your employment is terminated by the company for cause, you will receive no severance pay or benefits. If your employment is terminated by the company for lack of performance, you will receive severance pay for six months equal to your monthly base pay at the time of termination, and will continue to be eligible to receive company benefits for that same period. If your employment is terminated by the company for any reason following a change in control of the company, you will receive severance pay for 12 months equal to your monthly base pay at the time of termination, and you will continue to be eligible to receive company benefits for that same period.

I look forward to a long and fruitful working relationship with you.


Sincerely yours,


/s/  Morris K. Nachtomi
---------------------------
     Morris K. Nachtomi
     Chairman/CEO